                                                                   EXHIBIT 11.1

                        UNITED PAYORS & PROVIDERS, INC.

                       COMPUTATION OF EARNINGS PER SHARE
                 YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                          THREE MONTHS ENDED
                                                               MARCH 31,
                                         PERIOD ENDED    ----------------------
                                       DECEMBER 31, 1995    1995        1996
                                       ----------------- ----------  ----------
Net income (loss).....................    $ (710,641)    $  (80,340) $2,449,612
                                          ==========     ==========  ==========
Common Stock Outstanding(1)...........     8,800,000      8,800,000   8,800,000
                                          ==========     ==========  ==========
Earnings (loss) per share.............    $    (0.08)    $    (0.01) $     0.28
                                          ==========     ==========  ==========

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(1)  All common and convertible preferred shares were issued during 1995 and are reflected as if they were outstanding for all periods presented. The common stock outstanding assumes the conversion of the preferred stock into 4,400,000 shares of common stock.